Filed Pursuant to Rule 424(b)(3) - Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”).  This Prospectus Supplement No. 10 is to provide information contained in our Form 8-K filed with the Commission on December 2, 2011, a copy of which is attached hereto without exhibits and incorporated herein by reference.  On May 12, 2011, we filed Prospectus Supplement No. 1 to supplement the Prospectus.  On May 25, 2011, we filed Prospectus Supplement No. 2 to supplement the Prospectus.  On July 27, 2011, we filed Prospectus Supplement No. 3 to supplement the Prospectus.  On August 12, 2011, we filed Prospectus Supplement No. 4 to supplement the Prospectus.  On August 31, 2011, we filed Prospectus Supplement No. 5 to supplement the Prospectus.  On October 20, 2011, we filed Prospectus Supplement No. 6 to supplement the Prospectus.  On October 24, 2011, we filed Prospectus Supplement No. 7 to supplement the Prospectus.  On November 8, 2011, we filed Prospectus Supplement No. 8 to supplement the Prospectus.  On November 14, 2011, we filed Prospectus Supplement No. 9 to supplement the Prospectus.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9 and this Prospectus Supplement No. 10.  Prospectus Supplement No. 10 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8 and Prospectus Supplement No. 9 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8 and Prospectus Supplement No. 9 except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8 and Prospectus Supplement No. 9.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMEMT NO. 4, PROSPECTUS SUPPLEMENT NO. 5. PROSPECTUS SUPPLEMENT N0. 6, PROSPECTUS SUPPLEMENT NO. 7, PROSPECTUS SUPPLEMENT NO. 8, PROSPECTUS SUPPLEMENT NO. 9 AND THIS PROSPECTUS SUPPLEMENT NO. 10 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On December 2, 2011, we filed with the Commission the attached Form 8-K with the Commission.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 10 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 2, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2011

First Trinity Financial Corporation
(Exact Name of registrant as specified in its charter)

Commission File No.       000-52613

Oklahoma	34-1991436
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 8.01                      Other Events.

First Trinity Financial Corporation’s (“First Trinity” or the “Company”) has entered into an agreement to acquire 480,000 shares of the issued and outstanding common stock of First Wyoming Capital Corporation (“First Wyoming”), a Wyoming based financial holding company, for $1.10 per share.  The total consideration for the purchase equals $528,000.  First Wyoming owns 100% of the outstanding stock of First Wyoming Life Insurance Company (“First Wyoming Life”), a newly formed life insurance company domiciled in Wyoming.  The acquisition represents approximately 12% of the issued and outstanding shares of First Wyoming.  Because of First Wyoming’s 100% ownership of First Wyoming Life, the acquisition is subject to the approval process as described below.  The Company previously acquired approximately 9% of the outstanding common stock of First Wyoming.

The acquisition of control of the financial holding company that is the majority owner of a Wyoming-domiciled insurance company is subject to the prior approval of the Wyoming Department of Insurance.  An acquisition of more than 10% of the voting securities of a Wyoming domiciled insurer is presumed to be an acquisition of control.  On November 29, 2011, First Trinity filed the necessary application with the Wyoming Department of Insurance to authorize the acquisition of control of First Wyoming.  A hearing on the application is expected to be scheduled within 30 days from the filing.  The Commissioner of the Wyoming Department of Insurance will review the application to determine, among several other factors, whether the acquisition would have an adverse effect on the public or the policyholders of First Wyoming Life, the effect on competition, and whether the financial condition, experience, management and post-acquisition plans of First Trinity support the acquisition.  First Trinity cannot predict the outcome of the approval process.

The approval of First Trinity’s acquisition of control application by the Wyoming Department of Insurance, if it occurs, will allow the company to acquire shares in addition to the 480,000 shares subject to the contract described above without the prior approval of the Wyoming Department of Insurance.  First Trinity does not plan to acquire additional shares of First Wyoming at this time.  First Trinity may alter its plan as circumstances dictate.

Special Note Regarding Forward-Looking Statements

This disclosure contains certain forward-looking statements and information relating to First Trinity that are based on the beliefs of our management as well as assumptions made by, and information currently available to, the Company.  These statements include, but are not limited to, statements about our strategies, plans, alternatives, objectives, expectations, intentions, expenditures, assumptions and other statements contained in this report that are not historical facts.  When used in this document, words such as “evaluate,” “anticipate,” “believe,” “estimate,” “expect,” “intent,” “plan” and “project” and similar expressions, as they relate to the Company are intended to identify forward-looking statements.  These statements reflect current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or plans to be materially different from any future results, performance or plans that may be expressed or implied by such forward-looking statements.  These factors include, among other things:

●	The timely approval of the Wyoming Department of Insurance of the application to acquire more than 10% of First Wyoming’s shares;
●	The decisions of the Wyoming Department of Insurance, its Director and staff and any requirements it might impose in connection with the application;
●	The continued availability of cash to fund the purchase of shares;
●	The attitude about a change of control by the management and the Board of Directors of First Wyoming and any actions they take in response to our acquisition of shares;
●	The risk factors set forth in First Trinity’s prospectus dated April 7, 2011 as supplemented;
●	The deterioration of the U.S. economy and the life insurance industry in particular; and
●	Changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate.

Many of these factors are beyond the control of First Trinity. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or plans may vary materially from those described in this report anticipated, believed, estimated, expected, intended, planned or projected.  We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Trinity Financial Corporation

Date: December 2, 2011	By:	/s/ Gregg E. Zahn
	Name:	Gregg E. Zahn
	Title:	President